Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, is hereby amended and restated in its entirety as of October 1, 2009 by and between EUREKA BANK (the “Savings Bank”) and EDWARD F. SESERKO (the “Executive”).
WITNESSETH
     WHEREAS, the Savings Bank and Executive entered into an employment agreement as of October 1, 1998; and
     WHEREAS, the Savings Bank desires to continue to assure itself of the services of Executive for the period provided for in this Agreement; and
     WHEREAS, Executive and the Board of Directors of the Savings Bank desire to enter into an amended and restated employment agreement setting forth the terms and conditions of the continuing employment of the Executive and the related rights and obligations of each of the parties and to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued with respect to Section 409A of the Code;
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:
     1. Employment. The Savings Bank hereby employs the Executive in the capacity of President. The Executive hereby accepts said employment and agrees to render such administrative and management services to the Savings Bank and to any to-be-formed parent holding company (“Parent”) as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall promote the business of the Savings Bank and Parent. The Executive’s other duties shall be such as the Board of Directors for the Savings Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Savings Bank.
     2. Term of Employment. The initial term of employment of Executive under this Agreement shall be for the period commencing on October 1, 1998 (the “Effective Date”) and ending thirty-six (36) months thereafter (the “Term”). Additionally, on, or before, each annual anniversary date from the Effective Date, the Term of employment under this Agreement shall be extended for up to an additional period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Executive has met the requirements and standards of the Board, and that the Term of such Agreement shall be extended. As of the date of the restatement of this Agreement the Executive’s term of employment had been extended through October 1, 2012. References herein to the Term of this Agreement shall refer both to the initial term and successive terms.

     3. Compensation, Benefits and Expenses.
          (a) Base Salary. The Savings Bank shall compensate and pay the Executive during the Term of this Agreement a base salary at the rate of $134,400 per annum (“Base Salary”), payable in accordance with the normal payroll practices of the Savings Bank; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and the Executive shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors. The base salary may not be decreased without the Executive’s express written consent.
          (b) Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Savings Bank in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such discretionary bonuses when and as declared by the Board.
          (c) Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Savings Bank which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Savings Bank, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Savings Bank.
          (d) Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Savings Bank which may be or may become applicable to senior management relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans. Additionally, Executive’s dependent family shall be eligible to participate in medical and dental insurance plans sponsored by the Savings Bank or Parent with the cost of such premiums paid by the Savings Bank.
          (e) Vacations and Sick Leave. The Executive shall be entitled to paid annual vacation leave in accordance with the policies as established from time to time by the Board of Directors, which shall in no event be less than four weeks per annum. The Executive shall also be entitled to an annual sick leave benefit as established by the Board for senior management employees of the Savings Bank. The Executive shall not be entitled to receive any additional compensation from the Savings Bank for failure to take a vacation or sick leave, nor shall he be able to accumulate unused vacation or sick leave from one year to the next, except to the extent authorized by the Board of Directors.
          (f) Expenses. The Savings Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Savings Bank, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Savings Bank. If such expenses are paid in the first instance by the Executive, the Savings Bank shall reimburse the Executive therefor.
          (g) Changes in Benefits. The Savings Bank shall not make any changes in such plans, benefits or privileges previously described in Section 3(c), (d) and (e) which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Savings Bank and does not result in a proportionately greater adverse change in the rights of, or benefits to, the Executive as compared with any other executive officer of the Savings Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof. .
     4. Loyalty; Noncompetition.
          (a) The Executive shall devote his full time and attention to the performance of his employment under this Agreement. During the term of the Executive’s employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Savings Bank or Parent.
          (b) Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Savings Bank or Parent, or, solely as a passive or minority investor, in any business.
     5. Standards. During the term of this Agreement, the Executive shall perform his duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.
     6. Termination and Termination Pay. The Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:
          (a) The death of the Executive during the term of this Agreement, in which event the Executive’s estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which Executive’s death shall have occurred.
          (b) The Board of Directors may terminate the Executive’s employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause. The Board may within its sole discretion, acting in good faith, terminate the Executive for Just Cause and shall notify such Executive accordingly. Termination for “Just Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

          (c) Except as provided pursuant to Section 9 hereof, in the event Executive’s employment under this Agreement is terminated by the Board of Directors without Just Cause, the Savings Bank shall be obligated to continue to pay the Executive the base salary provided pursuant to Section 3(a) herein, up to the date of termination of the remaining Term of this Agreement, but in no event for a period of less than twelve months, and the cost of Executive obtaining all health, life, disability, and other benefits which the Executive would be eligible to participate in through such date based upon the benefit levels substantially equal to those being provided Executive at the date of termination of employment.
          (d) Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under sub-section 6(c) prior to the first day of the seventh month following the Executive’s termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Savings Bank for the calendar year preceding the year in which Executive terminates his employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which termination of employment occurs. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the event of termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the event of termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Savings Bank or Parent is a publicly-traded institution or the subsidiary of a publicly-traded holding company.
          (e) In the event the Executive voluntarily terminates his employment with the Bank during the term of this Agreement, the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits due up to the date of such termination.
     7. Regulatory Exclusions.
          (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Savings Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Savings Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Savings Bank may within its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
          (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Savings Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Savings Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the contracting parties shall not be affected.
          (c) If the Savings Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
          (d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Savings Bank: (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Savings Bank under the authority contained in Section l3(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Savings Bank or when the Savings Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
          (e) Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC 1828(k) and FDIC regulation C.F.R. Part 359 Golden Parachute and Indemnification Payments.
     8. Disability. If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining term of the Agreement, and 65% thereafter for the remainder of the term of the Agreement. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for Savings Bank employees. Thereafter, Executive shall be eligible to receive benefits provided by the Savings Bank under the provisions of disability insurance coverage in effect for Savings Bank employees. Upon returning to active full-time employment, the Executive’s full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.
     9. Change in Control.
          (a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive’s employment during the term of this Agreement following any Change in Control of the Savings Bank or Parent, or within 24 months thereafter of such Change in ‘Control, absent Just Cause, Executive shall be paid an amount equal to the product of 2.999 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder. Said sum shall be paid in equal installments over a 36-month period commencing within ten (10) days of the Executive’s termination of employment. Such payments shall be in lieu of any other future payments which the Executive would be otherwise entitled to receive under Section 6 of this Agreement. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Savings Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. The term “Change in Control” shall refer to (i) the control of voting proxies whether related to stockholders or mutual members by any person, other than the Board of Directors of the Savings Bank, to direct more than 25% of the outstanding votes of the Savings Bank, the control of the election of a majority of the Savings Bank’s directors, or the exercise of a controlling influence over the management or policies of the Savings Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Exchange Act, (ii) an event whereby the OTS, FDIC or any other department, agency or quasi-agency of the federal government cause or bring about, without the consent of the Savings Bank, a change in the corporate structure or organization of the Savings Bank; (iii) an event whereby the OTS, FDIC or any other agency or quasi-agency of the federal government cause or bring about, without the consent of the Savings Bank, a taxation or involuntary distribution of retained earnings or proceeds from the sale of securities to depositors, borrowers, any government agency or organization or civic or charitable organization; or (iv) a merger or other business combination between the Savings Bank and another corporate entity whereby the Savings Bank is not the surviving entity. In the event that the Savings Bank shall convert in the future from mutual-to-stock form, the term “Change in Control” shall also refer to: (i) the sale of all, or a material portion, of the assets of the Savings Bank or the Parent; (ii) the merger or recapitalization of the Savings Bank or the Parent whereby the Savings Bank or the Parent is not the surviving entity; (iii) a change in control of the Savings Bank or the Parent, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Savings Bank or the Parent by any person, trust, entity or group. The term “person” means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.
          (b) Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment during the term of this Agreement following a Change in Control of the Savings Bank or Parent, or within twelve months following such Change in Control, and Executive shall thereupon be entitled to receive the payment described in Section 9(a} of this Agreement, upon the occurrence, or within 120 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing: (i) if Executive would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Executive’s primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Savings Bank, Executive would be required to report to a person or persons other than the Board of Directors of the Savings Bank; ; (iii) if the Savings Bank should fail to maintain Executive’s base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans; (iv) if Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; (v) if Executive’s responsibilities or authority have in any way been materially diminished or reduced; or (vi) if Executive would not be reelected to the Board of Directors of the Savings Bank.
          (c) The Executive must give notice to the Savings Bank of the existence of one or more of the events described in subsection (b) within sixty (60) days after the initial existence of the event, and the Savings Bank or Parent shall have thirty (30) days thereafter to remedy the event. In addition, the Executive’s voluntary termination because of the existence of one or more of the events described in subsection (b) must occur within six (6) months after the initial existence of the event.
          (d) Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Section 9 prior to the first day of the seventh month following the Executive’s termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Savings Bank for the calendar year preceding the year in which Executive terminates his employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which termination of employment occurs. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the event of termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the event of termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Savings Bank or Parent is a publicly-traded institution or the subsidiary of a publicly-traded holding company.
     10. Withholding. All payments required to be made by the Savings Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Savings Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.
     11. Successors and Assigns.
          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Savings Bank or Parent which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Savings Bank or Parent.
          (b) Since the Savings Bank is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Savings Bank.

     12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Savings Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.
     14. Nature of Obligations. Nothing contained herein shall create or require the Savings Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Savings Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Savings Bank.
     15. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
     17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Savings Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Further, the settlement of the dispute to be approved by the Board of the Savings Bank may include a provision for the reimbursement by the Savings Bank to the Executive for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, or the Board of the Savings Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Executive furnishing to the Savings Bank or Parent evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Executive.
     18. Confidential Information. The Executive acknowledges that during his or her employment he or she will learn and have access to confidential information regarding the Savings Bank and the Parent and its customers and businesses (“Confidential Information”). The Executive agrees and covenants not to disclose or use for his or her own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Savings Bank or the Parent consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Savings Bank, the Parent, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Savings Bank and the Parent. The Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Savings Bank or the Parent, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Savings Bank or the Parent. Executive acknowledges and agrees that the existence of this Agreement and its terms and conditions constitutes Confidential Information of the Savings Bank, and the Executive agrees not to disclose the Agreement or its contents without the prior written consent of the Savings Bank. Notwithstanding the foregoing, the Savings Bank reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements. Notwithstanding anything herein to the contrary, failure by the Executive to comply with the provisions of this Section may result in the immediate termination of the Agreement within the sole discretion of the Savings Bank, disciplinary action against the Executive taken by the Savings Bank, including but not limited to the termination of employment of the Executive for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity.
     19. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement on October 1, 2009.

EUREKA BANK

ATTEST:	By:	/s/ Paul M. Matvey
Paul Matvey

/s/ Barbara A. Rota Secretary

WITNESS:	By:	/s/ Edward F. Seserko
Edward F. Seserko

/s/ Nancy Joyce